Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (“Agreement”) is made and entered into by Jeff McCollum (“McCollum”), on the one hand, and Accelerize Inc. (“Accelerize”), on the other hand (hereinafter collectively “the parties”), with reference to the following facts.

A.     Accelerize filed a civil lawsuit against McCollum styled Accelerize Inc. v. Jeff McCollum, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00772908-CU-BC-CJC (the “Accelerize Action”). Accelerize claims in that Action that it is entitled to damages for fraud, breach of contract, breach of fiduciary duty, misappropriation of trade secrets and violation of the Computer Fraud and Abuse Act. On or about May 29, 2015, McCollum filed a cross-complaint against Accelerize in the Accelerize Action claiming that he is entitled to declaratory relief and damages for breach of contract (the “Cross-Complaint”).

B.     McCollum filed a civil lawsuit against Accelerize styled Jeff McCollum v. Accelerize Inc., fka Accelerize Media Inc., dba Cake Marketing, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00773093-CU-NP-CJC (the “McCollum Action”). McCollum claims in the McCollum Action he is entitled to declaratory relief and damages for alleged violation of California Commercial Code §8401 and breach of fiduciary duty arising from Accelerize’s delay in removing a restrictive legend from a share certificate representing 1.89 million shares of Accelerize stock owned by McCollum (the “Shares”). The Accelerize Action, Cross-Complaint and McCollum Action are sometimes hereinafter referred to collectively as the “Actions” and the Cross-Complaint and McCollum Action are sometimes hereinafter referred to as the “McCollum Actions”.

C.     McCollum denies all of Accelerize’s allegations in the Accelerize Action and denies that he has any legal or equitable responsibility for the damages alleged by Accelerize. Accelerize denies all of McCollum’s allegations in the McCollum Actions and denies that it has any legal or equitable responsibility for the damages alleged by McCollum.

D.     McCollum and Accelerize desire to compromise, settle and release all claims arising out of and related to McCollum’s employment with Accelerize, and any and all other claims, whether known or unknown, arising out of or based on any fact, matter or event which occurred prior to the date of this Agreement, including any claims asserted in or that could have been asserted in the Actions.

NOW, THEREFORE, in consideration of the mutual releases, waiver of costs and other good and valuable consideration set forth below, the parties hereto agree as follows:

1.     Payment of Money

In consideration for McCollum’s execution of this Agreement, dismissal of the McCollum Action and Cross-Complaint with prejudice, execution of the Stipulation of a Settlement attached hereto as Exhibit D, relinquishment of the Shares including all right and title in and to them, Accelerize will pay or cause to be paid to McCollum two million seven hundred thousand dollars ($2,700,000.00) (the “Settlement Sum”) in the form of a check made out to Jeff McCollum in the amount of one million dollars ($1,000,000.00) (the “Initial Payment”), plus one million seven hundred thousand dollars ($1,700,000.00) payable in forty-eight (48) equal monthly payments (the “Installment Payments”). In the event, and only in the event, that Accelerize files or has filed against it a voluntary or involuntary petition under any bankruptcy or insolvency law, payment of all Installment Payments shall be secured pursuant to a pledge and grant of a security interest in all assets of Accelerize pursuant to the terms of a security agreement attached hereto as Exhibit A and other documents in support thereof (collectively, “Security Documents”). McCollum acknowledges and agrees that his security interest pursuant to the Security Documents and hereunder will at all times be subordinated to Accelerize’s two existing loan agreements with, respectively, SaaS Capital Funding II, LLC and Agility Capital II, LLC and any other financing, loan, indebtedness and/or security agreement which Accelerize may enter into after the date hereof with any Lender, as that term is defined in the Security Documents. Subject to the immediately following sentence, Accelerize will pay or cause to be paid the Initial Payment within thirty (30) days after its litigation counsel’s receipt of the original unlegended stock certificate representing the Shares, a copy of this Agreement executed by McCollum and signed by his counsel, any W-9 forms required by Accelerize, and the signed requests for dismissal with prejudice of McCollum’s entire Cross-Complaint and the entire McCollum Action described in paragraph 4 below, and signed Stipulation of a Settlement attached hereto as Exhibit D (together, the “Conditions Precedent”). Notwithstanding the foregoing, the Initial Payment shall not be due or paid prior to January 2, 2017. The Installment Payments shall be due on the first day of each month, and shall commence upon the later of (a) July 1, 2017 or (b) the satisfaction of the Conditions Precedent. The Settlement Sum shall be allocated as follows:  eight hundred thousand dollars ($800,000.00) shall be allocated to attorneys’ fees, two hundred thousand dollars ($200,000.00) shall be allocated to other income, one million seven hundred thousand ($1,700,000.00) shall be allocated to wages, and zero shall be allocated on account of the relinquishment of the Shares. Regular withholdings shall be made from the wages portion of the Settlement Payment.  No withholdings shall be made from the attorneys’ fees and other income portion of the Settlement Payment, but Accelerize shall issue appropriate Form 1099(s) in connection with these payments.  The Initial Payment and Installment Payments shall be made payable to “Jeff McCollum.”  McCollum agrees that his portion of the Settlement Sum compensates him for all economic damages, personal injuries, injuries to reputation, emotional pain and suffering allegedly caused by Accelerize’s conduct and that the attorneys’ fees portion compensates him for all attorneys’ fees in the Actions. McCollum shall not buy or sell any shares of Accelerize stock from the date this Agreement is signed by McCollum through the date of the last Installment Payment hereunder. Notwithstanding anything else stated in this Agreement or in the Stipulation of a Settlement attached hereto as Exhibit D, McCollum shall not file said stipulation with the Court until at least one week after complete execution of this Agreement and Accelerize’s obligations hereunder are conditioned on McCollum refraining from filing said stipulation until such time.

2.     Default and Stipulated Judgment

Simultaneous with the execution of this Agreement, the Parties will execute a Stipulated Judgment in favor of McCollum and against Accelerize in the amount of one million seven hundred thousand dollars ($1,700,000.00) (“Judgment”).  Attached hereto as Exhibit “B” is Judgment.  Judgment will not be filed or executed upon unless Accelerize defaults on the Installment Payments and fails to cure its default as described below. Upon completion of Installment Payments, Judgment will be destroyed and be of no force and effect.

In the event that any of the Installment Payments are not received as set forth in Section 1, McCollum’s counsel shall give written notice to Accelerize counsel (William Archer by fax (213) 250-7900 with a copy by email to William.Archer@lewisbrisbois.com and Damon Stein by email to damon@getCAKE.com) of the said default and advise Messrs. Archer and Stein that Accelerize has ten (10) days to cure their default by making payment of the delinquent payment. If Accelerize’s default is not cured within ten (10) days of McCollum’s written notice of default, McCollum shall have the right to file the Judgment, but subtracting from the Judgment all prior Initial and Installment Payments made by Accelerize. By way of illustration only, if Accelerize made its first installment payment of $35,416.67 on July 1, 2017, but failed to make its second Installment Payment and failed to timely cure, McCollum would file the judgment for $1,664,583.33 (i.e., $1,700,000 - $35,416.67). Once Judgment is filed, McCollum will be able to exercise all post-judgment collection efforts. The parties further agree that McCollum shall be entitled to recover all costs and fees associated with any legal proceedings related to Accelerize’s default. In the event Accelerize makes a late payment but timely cures its default, Accelerize’s late payment does not impact the due date of its next Installment Payment. All Installment Payments are due on the first day of each month.

3.     Merger, Acquisition Or Other Event

In the event of the consummation of a Change of Control, then the full Settlement Sum (less any money paid by Accelerize prior to the Change of Control) shall be immediately due and payable. “Change of Control” for purposes of this Section 3 means (a) a merger of Accelerize with another person or entity if, following the closing of the merger, (i) shareholders of Accelerize prior to the merger hold less than a majority of the outstanding voting shares of the merged entity and (ii) Accelerize or the successor corporation in such merger de-register from or otherwise terminate their obligation to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; (b) the acquisition of more than fifty percent (50%) of the outstanding voting shares of Accelerize by another person or entity other than in a transaction conducted primarily for purposes of capital raising; (c) the authorizing of a person or entity other than the board of directors or an officer (such as a trustee in bankruptcy) to direct the management and operations of Accelerize; or (d) the sale or other transfer of all or substantially all of Accelerize's assets to another entity or person. The parties further agree that McCollum shall be entitled to recover all costs and fees associated with any legal proceedings to enforce Accelerize’s payment of the Settlement Sum, which becomes due because of a Change of Control.

4.     Release of Federal Age-Related Claims

McCollum, for himself and for his heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Accelerize, and its present and former partners, shareholders, members, employees, agents, directors, officers, attorneys, insurers, predecessors, successors, assigns, heirs, executors, administrators, and related entities, and all other persons, firms, corporations, associations, partnerships, or entities having any legal relationship to Accelerize of and from any and all claims, demands, causes of action, charges and grievances, of whatever kind or nature, whether known or unknown, suspected or unsuspected, which McCollum now owns or holds or has at any time before this date owned or held against any of them, arising out of any claim(s) of age discrimination under federal law or state law, including the federal Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act). This Release does not prohibit McCollum from filing any ADEA related charges with any governmental administrative agency as long as McCollum does not personally seek reinstatement, damages, remedies, or other relief as to any claim that McCollum has released, any right to which McCollum hereby waives.

5.     Release of All Claims and Liabilities

Except for those obligations created by or arising out of this Agreement, McCollum and Accelerize each hereby irrevocably, unconditionally, completely and forever release, acquit and discharge each other, and all of each other’s predecessors and successors in interest, assigns, subsidiaries, direct and indirect parents, divisions, affiliated entities, and their past, present, and future agents, attorneys, employees, principals, officers, directors, members, shareholders, partners, insurers, independent contractors, heirs, and representatives from any and all liability, whether in contract, tort, or otherwise, that McCollum or Accelerize now has or which may hereafter accrue, including without limitation, all claims, demands, causes of action, damages, losses, obligations, rights, liens, costs, expenses, attorneys’ fees, and liabilities whether known or unknown for or in any manner arising out of, asserted in, or related to the Actions. The release and discharge of Accelerize given by McCollum in this Agreement expressly extends to and includes Scottsdale Insurance Company.

Except as otherwise provided herein, the parties agree that this Agreement and the releases given herein include all claims of every kind and nature, past, present and future, known or unknown, suspected or unsuspected, related to, arising out of, or which were or could have been asserted in, the Actions. The parties intend that this Agreement shall be effective as a full and final accord and satisfaction and general release of the matters released herein. The parties are aware that §1542 of the California Civil Code provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

The parties expressly waive all rights under §1542 of the Civil Code of California, and under any and all similar laws of any governmental entity. Each party assumes the risk that the facts and/or law may be other than it believes.

McCollum represents and warrants that he has no pending claims, suits or charges against Accelerize other than the McCollum Actions. Accelerize represents and warrants that it has no pending claims, suits or charges against McCollum other than the Accelerize Actions. McCollum acknowledges and agrees that, notwithstanding anything else stated in this Agreement, the Addendum to Release of All Claims attached hereto as Exhibit C and incorporated herein by this reference as if set forth fully below, must be separately signed by McCollum before a notary public and an original of said signed and notarized Exhibit C must be delivered to counsel for Accelerize, William Archer, as a condition precedent to Accelerize’s payment obligations under this Agreement.

6.     Dismissal With Prejudice.

Within ten (10) days of receipt of a fully-executed copy of this Agreement and the Security Documents, McCollum shall deliver to Accelerize executed requests for dismissal with prejudice of the entire McCollum Action and Cross-Complaint. Accelerize will not file the dismissals with the court prior to confirmation of McCollum’s counsel’s receipt of the last Installment Payment of the Settlement Sum. Accelerize shall simultaneously with the requests for dismissal of the McCollum Actions file a request for dismissal with prejudice of the entire Accelerize Action. The parties further agree, pursuant to California Code of Civil Procedure section 664.6, that the Court shall retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of this Agreement. This includes tolling of any applicable statute, rule or court order affecting timely prosecution of this action, including the 5-year dismissal statute.

7.     Period for Review and Consideration of Agreement

McCollum confirms that he has been given twenty-one (21) days to review and consider this Agreement before signing it. McCollum understands that he may use as much or as little of this period as he wishes prior to signing the Agreement.

8.     McCollum’s Right to Revoke Waiver of Claims Under the ADEA, and ADEA Only

In order to comply with the Older Workers Benefits Protection Act (29 U.S.C. §626(f)) and effectuate the release by McCollum of any potential claims under the Federal Age Discrimination In Employment Act, as described in Paragraph 2, McCollum agrees as follows. McCollum specifically acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination Employment Act of 1967 (“ADEA”) in exchange for the consideration paid. McCollum acknowledges that the consideration given for this waiver and release is in addition to anything of value to which he was already entitled. He has carefully reviewed this Agreement and understands the terms and conditions it contains. By entering into this Agreement he is giving up potentially valuable legal rights and he intends to be bound by all the terms and conditions set forth in this Agreement. He is entering into this Agreement freely, knowingly and voluntarily. He has been advised to consult legal counsel before executing the Agreement. He does not waive any rights or claims that may arise after the date this Agreement is executed. If this Agreement is signed by McCollum and returned to Accelerize’s counsel within the time specified in this paragraph, McCollum may revoke the release of any ADEA claims only, within seven (7) calendar days of the date of McCollum’s signature to this Agreement. Revocation must be made by delivering a written notice of revocation to Accelerize’s counsel, which must be received no later than the close of business on the seventh (7th) calendar day (or next business day thereafter, if the seventh calendar day is not a business day) after McCollum signs this Agreement. If McCollum revokes any ADEA claims, this Agreement shall not be effective or enforceable as to any rights he may have under the ADEA. Additionally, this Release eliminates all penalties, such as attorneys’ fees, for any action brought by McCollum challenging the validity of the ADEA waiver.

Notice to Accelerize for purposes of this Agreement shall be effective if and only if it is delivered within the revocation period set forth above by one or more of the following means: (a) personally; (b) by overnight courier; or (c) by registered mail to: William Archer, Esq., Lewis, Brisbois, Bisgaard & Smith, LLP, 633 West 5th Street, Suite 4000, Los Angeles, California 90071.

9.     Tax Liability

Accelerize’s payment to McCollum described above in paragraph 1 represents a compromise of McCollum’s claims against Accelerize. McCollum recognizes that Accelerize is withholding federal and state income taxes, FICA and any other legally required type of payroll deduction from the Settlement Sum and making a FICA contribution only on the wages portion of such payment. McCollum agrees that his liability for state or federal income tax payments or penalties arising from the balance of the Settlement Sum shall be McCollum’s sole responsibility. McCollum agrees to indemnify and to hold harmless Accelerize from any and all actions, claims or demands brought by any tax or other authority based upon McCollum’s tax obligations arising from the payment to be made pursuant to this Agreement, and agrees specifically to reimburse Accelerize for any taxes, interest and penalties paid by Accelerize and for the costs, legal fees, and any other expenses incurred by Accelerize as a result of any such actions, claims or demands.

10.     Confidentiality

The Parties hereby state, represent, warrant, and agree that the terms and conditions of this Agreement and each and every document and communication regarding this Agreement is confidential. Except as set forth herein, the Parties agree that they will not seek nor promote publicity nor cooperate in any efforts to promote or publicize any of the terms or conditions of this Agreement, including, but not limited to, the fact of and the amount of any of the payments required herein.

The Parties further agree that, except as provided in this paragraph, they will not: (1) communicate, discuss, disclose, disseminate, or publish the amount of the payment made by Accelerize, or (2) communicate, discuss, disclose, disseminate, or publish the fact that McCollum has received a payment in any amount from Accelerize as a result of this Agreement. Upon inquiry, the Parties shall respond in substance by stating only that “this matter has been resolved.” The Parties expressly agree that they have received full and fair consideration for the promises made in this Agreement. Notwithstanding the foregoing, the parties may communicate the terms of this Agreement (a) to the extent required by SEC reporting requirements, (b) to the extent such terms already have been disclosed by Accelerize in any SEC filings, (c) for the recording of a UCC-1 or other Security Documents, which shall identify the name and address of Accelerize as a debtor and McCollum as a creditor, and describe the collateral securing McCollum’s claim against Accelerize, (d) in the case of Accelerize, to any prospective or actual lenders or other parties providing or contemplating providing financing to Accelerize, and (e) if compelled by subpoena or court order, but only after prompt notice to Accelerize of any such subpoena or court order. McCollum may also communicate the terms of this Agreement to his legal counsel, tax advisors, taxing authority, accountants, and spouse, provided that McCollum first advises them of the confidentiality provisions of this Agreement and secures their agreement for the express benefit of Accelerize not to communicate, discuss, disclose, disseminate, or publish the terms and conditions of this Agreement. McCollum acknowledges that Accelerize has SEC reporting requirements and that nothing in this paragraph 10 shall preclude or limit Accelerize from complying with those requirements.

11.     Non-Disparagement; Non-Solicitation; Non-Use or Access to Accelerize System

McCollum further represents that he will not, either orally or in writing, make defamatory or otherwise disparaging or injurious statements concerning Accelerize to any current or future employee, client, vendor, or supplier of Accelerize or to the public in any way including but not limited to in any interview or on any website, blog or social media. This provision is a material, essential and indispensable condition of this Agreement. If Accelerize’s designated representative is contacted about McCollum’s employment, Accelerize shall disclose only McCollum’s dates of employment, positions held and, if authorized in writing by McCollum, McCollum’s last rate of pay. Accelerize represents that it will use reasonable good faith efforts to advise each of its directors, executive officers, and employees to not, either orally or in writing, make defamatory or otherwise disparaging or injurious statements concerning McCollum to anyone or to the public in any way including but not limited to in any interview or on any website, blog or social media.

For a period of eighteen (18) months from the date McCollum signs this Agreement, McCollum will not without the prior written consent of Accelerize attempt to or recruit, solicit or induce to terminate their employment, or otherwise cease their relationship with Accelerize or its affiliates (“Solicitation”) any person who was employed by Accelerize within six (6) months of the actual or attempted Solicitation.

McCollum warrants, represents and agrees that he shall not at any time ever log onto, access, review or otherwise see or use Accelerize’s software or computer system including but not limited to its Salesforce account.

12.     Liquidated Damages

The parties understands that Paragraphs 10 and 11, above, are essential to this Agreement and that, in the event of a breach by either party of any provision of Paragraph 10 or 11, damages would be difficult, if not impossible, to quantify. Therefore, it is understood and agreed by the parties that, in the event of a breach by either party of any provision of Paragraph 10 or 11, the non-breaching party will be awarded twenty-five thousand dollars ($25,000) per breach as damages and not as a penalty.

13.     Wages and Compensation

McCollum further warrants and represents that he has received all wages and compensation due to him on account of his relationship with Accelerize.

14.     Waiver of Future Employment

McCollum will neither apply for employment with Accelerize or any related entity nor seek reinstatement as an independent contractor of Accelerize, or any Employer entity under common ownership or control. This provision shall not apply in the event McCollum is working for an entity that acquires or is acquired by Accelerize subsequent to execution of this Agreement. The execution of this Agreement shall be good and sufficient cause to reject any application for employment or engagement with Accelerize or any Employer entity under common ownership or control.

15.     Severability

If any term or provision of this Agreement is held to be invalid or unenforceable, the remaining portions of this Agreement will continue to be valid and will be performed, construed and enforced to the fullest extent permitted by law, and the invalid or unenforceable term will be deemed amended and limited in accordance with the intent of the parties, as determined from the face of the Agreement, to the extent necessary to permit the maximum enforceability or validation of the term or provision.

16.     Assignment of Claims

The Parties hereby represent and warrant that they have not heretofore assigned or transferred or purported to assign or transfer to anyone or any entity any claims, assertions of claims, demands, actions, causes of action, or suits based upon, arising out of, pertaining to, concerning or connected with any other matters herein released. The Parties agree to defend, indemnify and hold harmless each other against any claim, demand, damage, debt, liability, account, action, cause of action, attorneys’ fees actually paid or incurred, cost, or expense arising out of or in connection with any such transfer, assignment or purported or claimed transfer or assignment.

17.     Integration Clause

This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matter of this Agreement. This is an integrated document.

18.     Binding Effect

This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, his or their respective legal successors, heirs, administrators, executors, assigns and each of them.

19.     Captions

The captions utilized herein have been inserted solely for identification and reference purposes only and shall not be used in the construction or interpretation of this Agreement.

20.     Non-Admission of Liability

McCollum acknowledges that the consideration detailed herein does not constitute an admission of liability, express or implied, on the part of Accelerize with respect to any fact, matter or event which may be involved in the Action or in any underlying events or incidents. McCollum acknowledges that Accelerize is providing him with the above-recited consideration solely for the purpose of resolving any and all controversies and disputes, known and unknown, between McCollum and Accelerize. This Agreement reflects no admission of wrongdoing by any party.

21.     Attorneys’ Fees and Costs

Nothing in this Agreement, nor the existence of this Agreement, shall be interpreted to render McCollum prevailing party for any purpose, including, but not limited to, an award of attorneys’ fees and costs. The parties agree that each party shall bear their own attorneys’ fees and costs.

22.     Counterparts

This Agreement may be signed in separate counterparts, which together shall constitute one instrument.

23.     Facsimile Signatures

A signed facsimile version of this Agreement, including a scanned pdf copy, shall have the same force and effect as a signed original of this Agreement.

24.     Choice of Law

This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in said state.

25.     Waiver

No term or condition of this Agreement may be waived except in a writing signed by the party to be bound thereby.

26.     Modification

This Agreement may not be amended, except in writing signed by the parties hereto.

27.     Admissibility

It is the intent of the parties, pursuant to Evidence Code §§1122(a)(1) and 1123(b) and Code of Civil Procedure §664.6, that all of the terms of this Agreement may be disclosed to a court of law and shall be enforceable and binding upon them in a court of law.

28.     Actions

In the event of any breach of any term of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees and costs. Unless specifically stated otherwise in this Agreement, neither party is in breach of this Agreement unless and until the other party gives the allegedly breaching party notice detailing the specific nature of any such breach and the allegedly breaching party either has not cured it within thirty (30) days following the date he or it receives the notice.

29.     Medicare

McCollum warrants that McCollum is not a Medicare beneficiary as of the date of this release and therefore no conditional payments have been made by Medicare. McCollum will indemnify, defend and hold Released Party and Scottsdale Insurance Company harmless from any and all claims, liens, Medicare conditional payments and rights to payment, known or unknown. This settlement is based upon a good faith determination of the parties to resolve a disputed claim.

The parties have not shifted responsibility of medical treatment to Medicare in contravention of 42 U.S.C. §1395y(b). The parties resolved this matter in compliance with both state and federal law. The parties made every effort to adequately protect Medicare’s interest and incorporate such into the settlement terms.

ACCELERIZE INC.

DATED: November 29, 2016	By:	/s/ Brian Ross

DATED: November 29, 2016	By:	/s/ Jeff McCollum
JEFF McCOLLUM

APPROVED AS TO FORM:

LEWIS BRISBOIS BISGAARD & SMITH LLP

DATED: November 29, 2016	By:	/s/ William Archer
William Archer
Attorneys for Accelerize Inc.

CALL & JENSEN

DATED: November 29, 2016	By:	/s/ David R Sugden
David R. Sugden
Attorneys for Jeff McCollum

EXHIBIT A

SUBORDINATED SECURITY AGREEMENT

THIS SUBORDINATED SECURITY AGREEMENT dated as of November 29, 2016, is made and executed between Accelerize Inc., a Delaware corporation, with its principal office at 20411 SW Birch Street, Suite 250, Newport Beach, CA 92660 ("Grantor") and Jeff McCollum, his successors and assigns ("Creditor ").

GRANT OF SECURITY INTEREST. For valuable consideration, Grantor grants to Creditor a subordinated security interest in the Collateral1to secure the payment and performance of the Indebtedness, and agrees that thereafter Creditor shall have the rights stated in this Agreement with respect to the Collateral, in addition to all other rights which Creditor then may have by law.

COLLATERAL DESCRIPTION. The word "Collateral" as used in this Agreement means all of Grantor’s rights, title and interests in, to and under all assets, whether now owned or hereafter acquired, whether now existing or hereafter arising, and wherever located, including, without limitation, the following:

(a)     all Accounts;

(b)     all “Copyright Licenses” which means all licenses, contracts or other agreements, whether written or oral, naming the Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any copyright;

(c)     all “Copyrights” which means all domestic and foreign copyrights, whether registered or not, including all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression (including all copyright rights with respect to Software), acquired or used by the Grantor, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof;

(d)     all Chattel Paper (whether tangible or electronic);

1All defined terms used herein but not defined herein have the same meaning as set forth in the California Commercial Code or the Uniform Commercial Code for the State of California.

(e)     all Deposit Accounts;

(f)     all Documents;

(g)     all furniture, Fixtures and Equipment;

(h)     all machinery;

(i)     all General Intangibles (including all Payment Intangibles);

(j)     all Goods;

(k)     all Instruments (including Promissory Notes and each certificated Security);

(l)     all “Intellectual Property” which means the Copyrights, Trademarks and Patents;

(m)     all Inventory;

(n)     all Investment Property;

(o)     all “Licenses” which means the Copyright Licenses, the Trademark Licenses and the Patent Licenses;

(p)     all Letter-of-Credit Rights;

(q)     all “Patent Licenses” which means all licenses, contracts or other agreements, whether written or oral, naming the Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent;

(r)     all “Patents” which means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof;

(s)     all Promissory Notes;

(t)     all “Receivables Records” which means (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing Grantor’s Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable;

(u)     all Supporting Obligations;

(v)     all “Trademark Licenses” which means all licenses, contracts or other agreements, whether written or oral, naming the Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by the Grantor and now or hereafter covered by such licenses;

(w)     all “Trademarks” which means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by the Grantor (including all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers), all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of the Grantor relating to the distribution of products and services in connection with which any of such marks are used;

(x)     all other tangible and intangible personal property of the Grantor (whether or not subject to the California Commercial Code or the Uniform Commercial Code for the State of California), including all commercial tort claims, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of the Grantor (including any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by the Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including all tapes, desks, cards, Software, data and computer programs in the possession or under the control of the Grantor or any other person from time to time acting for the Grantor that at any time evidence or contain information relating to any of the property described herein or are otherwise necessary or helpful in the collection or realization thereof; and

(y)     all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral.

Despite any other provision of this Agreement, Creditor will not be granted, and will not have, a nonpurchase money security interest in household goods, to the extent such a security interest would be prohibited by applicable law. In addition, if because of the type of any Collateral, Creditor is required to give a notice of the right to cancel under Truth in Lending for the Indebtedness, then Creditor will not have a security interest in such Collateral unless and until such a notice is given.

GRANTOR'S WAIVERS AND RESPONSIBILITIES. Except as otherwise required under this Agreement or by applicable law, from and after the date that an Act of Insolvency shall have occurred, (A) Grantor agrees that if Grantor shall fail to make a payment of the Indebtedness when due (including cure periods), then subject to any and all rights of any Lender, Creditor need not tell Grantor about any action or inaction Creditor takes in connection with this Agreement; (B) Grantor assumes the responsibility for being and keeping informed about the Collateral; and (C) Grantor waives any defenses that may arise because of any action or inaction of Creditor, including without limitation any failure of Creditor to realize upon the Collateral or any delay by Creditor in realizing upon the Collateral; and Grantor agrees to remain liable under the Settlement Agreement no matter what action Creditor takes or fails to take under this Agreement.

GRANTOR'S REPRESENTATIONS AND WARRANTIES. Grantor warrants that: (A) Grantor has the full right, power and authority to enter into this Agreement and to pledge the Collateral to Creditor at the time and on the terms set out herein; and (B) Creditor has made no representation to Grantor about Grantor's creditworthiness.

GRANTOR'S REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COLLATERAL. With respect to the Collateral, Grantor represents and warrants to Creditor that:

Perfection of Security Interest. Grantor agrees to execute financing statements to reflect Creditor's security interest in the Collateral. This is a continuing Security Agreement and will continue in effect until the Indebtedness is paid in full. Notwithstanding the foregoing, Creditor expressly authorizes Grantor to execute, and hereby grants to Grantor an irrevocable power of attorney to execute on Creditor’s behalf, financing statements, termination statements, and such other documents as may be required to permit Grantor (a) to grant or continue any senior security interest in favor of any Lender and to evidence any such Lender’s senior security interest in any collateral of the Grantor, including the Collateral; and (b) to remove the lien created hereunder following satisfaction of the Indebtedness. Without limiting the foregoing, Creditor hereby authorizes Grantor to amend any financing statements filed by Creditor against Grantor as follows: “In accordance with a certain Subordinated Security Agreement by and among the Creditor and Grantor, the Creditor will have a subordinated security interest or lien , as defined in such agreement, and in such event, Creditor has subordinated its security interest in any property of the Grantor to the security interest or interests of any other secured creditor of Grantor in all assets of the Grantor, notwithstanding the respective dates of attachment or perfection of the security interest of the Grantor and any such other secured creditor.”

Notices to Creditor. Following the occurrence of an Act of Insolvency, Grantor will notify Creditor in writing at Creditor's address shown above (or such other addresses as Creditor may designate from time to time) prior to any (1) change in Grantor's name, (2) change in Grantor's assumed business name(s), (3) change in Grantor's principal office address, or (4) conversion of Grantor to a new or different type of business entity.

No Violation. The execution and delivery of this Agreement will not violate any law or agreement governing Grantor or to which Grantor is a party, and its certificate or articles of incorporation and bylaws do not prohibit any term or condition of this Agreement.

Enforceability of Collateral. To the extent the Collateral consists of accounts, chattel paper, or general intangibles, as defined by the California Commercial Code or the Uniform Commercial Code for the State of California, the Collateral is enforceable in accordance with its terms, is genuine, and fully complies with all applicable laws and regulations concerning form, content and manner of preparation and execution. At the time any Account becomes subject to a security interest in favor of Creditor, the Account shall be a good and valid account representing an undisputed, bona fide indebtedness incurred by the account debtor, for merchandise held subject to delivery instructions or previously shipped or delivered pursuant to a contract of sale, or for services previously performed by Grantor with or for the account debtor.

Repairs and Maintenance. Grantor agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect.

Inspection of Collateral. Creditor and Creditor's designated representatives and agents shall have the right to examine and inspect the Collateral wherever located twice a year upon a written request submitted at least ten (10) business days in advance.

Taxes, Assessments and Liens. Grantor will pay when due all taxes, assessments and liens upon the Collateral, its use or operation upon this Agreement, upon any promissory note or notes evidencing the Indebtedness, or upon any of the Other Related Documents. Grantor may withhold any such payment or may elect to contest any lien if Grantor is in good faith conducting an appropriate proceeding to contest the obligation to pay.

Compliance with Governmental Requirements. Grantor shall comply promptly with all laws, ordinances, rules and regulations of all governmental authorities, now or hereafter in effect, applicable to the ownership, production, disposition, or use of the Collateral. Grantor may contest in good faith any such law, ordinance or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Creditor's interest in the Collateral, in Creditor's opinion, is not jeopardized.

Hazardous Substances. Grantor represents and warrants that the Collateral never has been, and never will be so long as this Agreement remains a lien on the Collateral, used in violation of any Environmental Laws or for the generation, manufacture, storage, transportation, treatment, disposal, release or threatened release of any Hazardous Substance. Grantor hereby (1) releases and waives any future claims against Creditor for indemnity or contribution in the event Grantor becomes liable for cleanup or other costs under any Environmental Laws, and (2) agrees to indemnify and hold harmless Creditor against any and all claims and losses resulting from a breach of this provision of this Agreement. This obligation to indemnify shall survive the payment of the Indebtedness and the satisfaction of this Agreement.

Maintenance of Casualty Insurance. Grantor shall procure and maintain all risks insurance, including without limitation fire, theft and liability coverage together with such other insurance with respect to the Collateral, in each case, as reasonably determined by the Grantor’s board of directors using its business judgment.

GRANTOR'S RIGHT TO POSSESSION AND TO COLLECT ACCOUNTS. Until an Act of Insolvency has occurred, Grantor may have possession of the tangible personal property and beneficial use of all the Collateral and may use it in any lawful manner not inconsistent with this Agreement.

RIGHTS AND REMEDIES ON AN ACT OF INSOLVENCY. Creditor shall have all the rights of a secured party under the California Commercial Code, but may only pursue its rights and remedies under or pursuant to this Agreement and the California Commercial Code, including, without limitation, any rights and remedies arising as a result of any breach of any provision of this Agreement (including, without limitation, any action for equitable relief), if an Act of Insolvency occurs. For clarity, Creditor shall not be able to enforce its rights and remedies under or granted by this Agreement, including, without limitation, any rights and remedies arising as a result of any breach of any provision of this Agreement (including, without limitation, any action for equitable relief), unless and until an Act of Insolvency occurs.

SUBORDINATION. THIS AGREEMENT IS SUBORDINATE AND SUBJECT TO THE TERMS OF THE LOAN AND SECURITY AGREEMENT BETWEEN SAAS CAPITAL FUNDING II , LLC AND ACCELERIZE, INC. DATED MAY 5, 2016, AND THE LOAN AGREEMENT DATED AS OF MARCH 11, 2016 BY AND BETWEEN AGILITY CAPITAL II, LLC AND ACCELERIZE, INC. THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF THE GRANTOR SET FORTH HEREIN, INCLUDING PROVISIONS ADDRESSING THE APPLICATION OF PAYMENTS AND PROCEEDS OF COLLATERAL, ARE EXPRESSLY MADE SUBJECT TO THE INDEBTEDNESS, SECURITY INTERESTS, OBLIGATIONS AND LIENS OF GRANTOR DISCLOSED IN SAID AGREEMENTS. CREDITOR AGREES AND ACKNOWLEDGES THAT THE RIGHTS AND REMEDIES GRANTED TO IT HEREUNDER, INCLUDING ANY RIGHTS TO FORECLOSE ON COLLATERAL ARE EXPRESSLY SUBJECT TO THE TERMS OF THE AFORESAID AGREEMENTS. CREDITOR FURTHER AGREES AND ACKNOWLEDGES THAT THIS AGREEMENT AND CREDITOR’S SUBORDINATION WILL BE SIMILARLY SUBJECT, MUTATIS MUTANDIS, TO THE TERMS OF ANY FINANCING, LOAN, INDEBTEDNESS AND/OR SECURITY AGREEMENT WHICH MAY BE ENTERED INTO BY GRANTOR AFTER THE DATE HEREOF WITH LENDERS.

Without limiting the foregoing, all of the following shall apply:

Creditor shall and hereby does subordinate to each and every Lender, whether now in existence or later arising, any security interest or lien that Creditor may have in any property of Grantor. Notwithstanding the respective dates of attachment or perfection of the security interests of Creditor and the security interests of any Lender, all now existing and hereafter arising security interests of any Lender in any property of Grantor and all proceeds thereof shall at all times be senior to the security interests of Creditor. Upon the occurrence of an Act of Insolvency, Creditor shall and hereby does (a) acknowledge and consent to (i) Grantor granting to any Lender a security interest in the Collateral, (ii) any Lender filing any and all financing statements and other documents as deemed necessary by such Lender in order to perfect or continue such Lender’s security interest in the Collateral, and (iii) the entering into any and all documents with Grantor, (b) acknowledges and agrees that the obligations due to any Lender shall be permitted under the provisions of this Agreement, (c) acknowledges, agrees and covenants that Creditor shall not contest, challenge or dispute the validity, attachment, perfection, priority or enforceability of any Lender’s security interest in the Collateral, or the validity, priority or enforceability of the any Lender’s obligations to Creditor, and (d) acknowledges and agrees that the provisions of this Agreement will apply fully and unconditionally even in the event that any Lender’s security interest in the Collateral (or any portion thereof) shall be unperfected.

All Indebtedness is subordinated in right of payment to all obligations of Grantor to any Lender now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all obligations under any agreement in connection with the provision by any Lender to Grantor of products and/or credit services facilities, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, all interest accruing after the commencement by or against Grantor of any bankruptcy, reorganization or similar proceeding (such obligations, collectively, the “Senior Debt”).

Upon the occurrence of an Act of Insolvency, Creditor will not demand or receive from Grantor (and Grantor will not pay to Creditor) all or any part of the Indebtedness, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to any property of Grantor, nor will Creditor accelerate the Indebtedness, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Grantor, until such time as (i) (a) the Senior Debt has been fully paid in cash, (b) each Lender has no commitment or obligation to lend any further funds to Grantor, and (c) all financing agreements between a Lender and Grantor are terminated or (ii) each Lender consents in writing in its sole discretion on a case by case basis to such action.

Upon the occurrence of an Act of Insolvency, until the Senior Debt has been fully paid in cash and each Lender’s agreements to lend any funds to Grantor have been terminated, Creditor irrevocably appoints Grantor as Creditor’s attorney-in-fact, and grants to Grantor a power of attorney with full power of substitution, in the name of Creditor or in the name of Grantor, for the use and benefit of Grantor, without notice to Creditor, to perform at Grantor’s option the following acts in any proceeding following any such Act of Insolvency (an “Insolvency Proceeding”) involving Grantor to file the appropriate claim or claims in respect of the Indebtedness on behalf of Creditor if Creditor does not do so prior to 14 days before the expiration of the time to file claims in such Insolvency Proceeding and if a Lender elects, in its sole discretion, to file such claim or claims.

In addition to and without limiting the foregoing, upon an Act of Insolvency: (x) until the Senior Debt has been fully paid in cash and a Lender’s agreements to lend any funds to Grantor have been terminated, Creditor shall not commence or join in any involuntary bankruptcy petition or similar judicial proceeding against Grantor, and (y) if an Insolvency Proceeding occurs: (i) Creditor shall not assert, without the prior written consent of each Lender, any motion, objection or argument in respect of the Collateral in connection with any Insolvency Proceeding which could otherwise be asserted or raised in connection with such Insolvency Proceeding, including, without limitation, any motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral, (ii) each Lender may consent to the use of cash collateral on such terms and conditions and in such amounts as it shall in good faith determine without seeking or obtaining the consent of Creditor as (if applicable) holder of an interest in the Collateral, (iii) if use of cash collateral by Grantor is consented to by each Lender, Creditor shall not oppose such use of cash collateral on the basis that Creditor’s interest in the Collateral (if any) is impaired by such use or inadequately protected by such use, or on any other ground, and (iv) Creditor shall not object to, or oppose, any sale or other disposition of any assets comprising all or part of the Collateral, free and clear of security interests, liens and claims of any party, including Creditor, under Section 363 of the United States Bankruptcy Code or otherwise, on the basis that the interest of Creditor in the Collateral (if any) is impaired by such sale or inadequately protected as a result of such sale, or on any other ground (and, if requested by the Lenders, Creditor shall affirmatively and promptly consent to such sale or disposition of such assets), if all Lenders have consented to, or support, such sale or disposition of such assets.

No amendment of the documents evidencing or relating to the Indebtedness (including the Settlement Agreement) shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Indebtedness or the subordination of the security interest or lien that Creditor may have in any property of Grantor following the occurrence of an Act of Insolvency.

Other Rights and Remedies. Except as otherwise provided for in this Security Agreement, the Creditor shall have all the rights and remedies of a secured creditor under the provisions of the California Commercial Code, as may be amended from time to time. In addition, Creditor shall have and may exercise any or all other rights and remedies it may have available at law, in equity, or otherwise. Notwithstanding any portion of the foregoing to the contrary, Creditor shall not be able to enforce its rights and remedies under or granted by this Agreement, including, without limitation, any rights and remedies arising as a result of any breach of any provision of this Agreement (including, without limitation, any action for equitable relief), unless and until an Act of Insolvency occurs.

MISCELLANEOUS PROVISIONS. The following miscellaneous provisions are a part of this Agreement:

Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

Attorneys' Fees; Expenses. Grantor agrees to pay upon demand, but only in the event of the occurrence of an Act of Insolvency, all of Creditor's costs and expenses incurred in connection with or related to any efforts by Creditor to collect on account of the Indebtedness owing to Creditor, including, without limitation, Creditor's attorneys' fees and Creditor's legal expenses incurred in connection with the preparation of and enforcement of this Agreement, all efforts to collect on account of the Indebtedness, including the monitoring of any bankruptcy of Grantor. Creditor may hire or pay someone else to help enforce this Agreement, and Grantor shall pay the costs and expenses of such enforcement. Costs and expenses include Creditor's attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Grantor also shall pay all court costs and such additional fees as may be directed by the court.

Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

Governing Law. This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the State of California. This Agreement has been accepted by Creditor in the State of California.

Choice of Venue. If there is a lawsuit, subject to the jurisdiction of any court overseeing an applicable Act of Insolvency, Grantor agrees upon Creditor's request to submit to the jurisdiction of the courts of Orange County, State of California.

Preference Payments. Any monies Creditor pays because of an asserted preference claim in Grantor's bankruptcy will become a part of the Indebtedness and, at Creditor's option, shall be payable by Grantor as provided in this Agreement.

No Waiver by Creditor. Creditor shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Creditor. No delay or omission on the part of Creditor in exercising any right shall operate as a waiver of such right or any other right. A waiver by Creditor of a provision of this Agreement shall not prejudice or constitute a waiver of Creditor's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Creditor, nor any course of dealing between Creditor and Grantor, shall constitute a waiver of any of Creditor's rights or of any of Grantor's obligations as to any future transactions. Whenever the consent of Creditor is required under this Agreement, the granting of such consent by Creditor in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Creditor.

Notices. Any notice required to be given under this Agreement shall be given in writing, and shall be effective with actually delivered, when actually received by facsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Grantor agrees to keep Creditor informed at all times of Grantor's current address.

Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

Successors and Assigns. Subject to any limitations stated in this Agreement on transfer of Grantor's interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

Survival of Representations and Warranties. All representations, warranties, and agreements made by Grantor in this Agreement shall survive the execution and delivery of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as Grantor's Indebtedness shall be paid in full.

Time is of the Essence. Time is of the essence in the performance of this Agreement.

DEFINITIONS. The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the California Commercial Code:

Act of Insolvency. “Act of Insolvency” means the filing of a petition or assigning of all assets for the benefit of creditors by Grantor or the filing of an involuntary petition by a third party other than Creditor or any relative or affiliate of Creditor or any other person acting for or on behalf of Creditor, in each case, under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, whereby such petition is not dismissed within a period of ninety (90) days.

Agreement. "Agreement" means this Subordinated Security Agreement, as this Subordinated Security Agreement may be amended or modified from time to time, together with all exhibits and schedules attached to this Subordinated Security Agreement from time to time.

Collateral. "Collateral" means all of Grantor's right, title and interest in and to all the Collateral as described in the Collateral Description section of this Agreement.

Creditor. "Creditor" means Jeff McCollum, his successors and assigns.

Environmental Laws. "Environmental Laws" mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499, the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., 6.5 through 7.7 of Division 20 of the California Health and Safety Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

Grantor. "Grantor" means Accelerize Inc., a Delaware corporation.

Hazardous Substances. "Hazardous Substances" mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words "Hazardous Substances" are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term "Hazardous Substances" also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

Indebtedness. "Indebtedness" means all present and future obligations, covenants, duties and indebtedness owed by Grantor to Creditor under the Settlement Agreement.

Lenders. Shall mean SaaS Capital Funding II, LLC, Agility Capital II LLC and any other entity which replaces them or from whom the Company obtains financing for a period of more than ninety (90) days the terms of which financing include the requirement that there be a security interest in the Collateral or any other property owned by the Creditor.

Related Documents. "Related Documents" means the Settlement Agreement and this Agreement.

Settlement Agreement. "Settlement Agreement" means the Confidential Settlement Agreement and Release executed by Grantor and Creditor dated November __, 2016.

GRANTOR HAS READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS SUBORDINATED SECURITY AGREEMENT AND AGREES TO ITS TERMS.

GRANTOR:

ACCELERIZE INC., a Delaware Corporation

By:

CREDITOR:

By:
Jeff McCollum

EXHIBIT B

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF ORANGE

ACCELERIZE INC., a Delaware Corporation, Plaintiff, vs. JEFF MCCOLLUM, an individual, and DOES 1-20, inclusive, Defendants.

Case No.30-2015-00772908-CU-BC-CJC

(Related to Case No. 30-2015-00773093-CU-NP-CJC, McCollum v. Accelerize)

Assigned for all purposes to:

Hon. Frederick P. Horn, Dept. C31

JUDGMENT

[PURSUANT TO STIPULATION]

JEFF McCOLLUM, an individual, Cross-Complainant, vs. ACCELERIZE INC., fka ACCELERIZE NEW MEDIA INC., dba CAKE MARKETING, a Delaware corporation; and ROES 1-50, inclusive, Cross-Defendants.
Complaint Filed:February 23, 2015 Trial Date:February 27, 2017

Pursuant to the Confidential Settlement Agreement and Release (“Agreement”) between Plaintiff and Cross-Defendant Accelerize Inc. (“Accelerize”) and Defendant and Cross-Complainant Jeff McCollum (“McCollum”)(hereinafter collectively “the parties”), and good cause appearing therefor,

THE COURT HEREBY FINDS:

1.     Accelerize filed a civil lawsuit against McCollum styled Accelerize Inc. v. Jeff McCollum, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00772908-CU-BC-CJC (the “Accelerize Action”). Accelerize claims in that Action that it is entitled to damages for fraud, breach of contract, breach of fiduciary duty, misappropriation of trade secrets and violation of the Computer Fraud and Abuse Act. On or about May 29, 2015, McCollum filed a cross-complaint against Accelerize in the Accelerize Action claiming that he is entitled to declaratory relief and damages for breach of contract (the “Cross-Complaint”).

2.     McCollum filed a civil lawsuit against Accelerize styled Jeff McCollum v. Accelerize Inc., fka Accelerize Media Inc., dba Cake Marketing, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00773093-CU-NP-CJC (the “McCollum Action”). McCollum claims in that Action he is entitled to declaratory relief and damages for alleged violation of California Commercial Code §8401 and breach of fiduciary duty arising from Accelerize’s delay in removing a restrictive legend from a share certificate representing 1.89 million shares of Accelerize stock owned by McCollum.

3.     On or about November 29, 2016, McCollum and Accelerize entered into the Agreement resolving all claims in the Accelerize Action and the McCollum Action. As part of the Agreement, Accelerize agreed to pay McCollum two million seven hundred thousand dollars (“2,700.000.00) (the “Settlement Sum”) in the amount of one million dollars ($1,000,000.00) (the “Initial Payment”), plus one million seven hundred thousand dollars ($1,700,000.00) payable in forty-eight (48) equal monthly payments (the “Installment Payments”).

4.     The Agreement further provide that in the event that Accelerize fails to make any of its Installment Payments to McCollum, Accelerize had ten (10) business days to cure its default from the date that McCollum’s counsel provides notice of default to Accelerize or its litigation counsel. If Accelerize’s default was not cured within ten (10) business days of McCollum’s written notice of default, then McCollum has the right to file this Stipulated Judgment in the amount of one million seven hundred thousand dollars ($1,700,000.00) (“Judgment”) less any Installment Payments made by Accelerize.

5.     Accelerize has thus far made a total of _________ payments totaling $____________. On ____________, 20___, Accelerize defaulted on its Installment Payment obligations. Accelerize further failed to cure its default on ____________, 20___ after receiving proper notice pursuant to the Agreement on ____________, 20___.

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that Judgment be entered in favor of McCollum and against Accelerize in the amount of $________________.

DATED:_____________________
Hon. Frederick P. Horn
Superior Court Judge

EXHIBIT C

ADDENDUM TO RELEASE OF ALL CLAIMS

I, Jeff McCollum, (hereinafter referred to as "Claimant"), individually and on behalf of Claimant's heirs, executors, administrators and assigns, as additional consideration for the settlement agreement referenced in the RELEASE OF ALL CLAIMS to which this ADDENDUM is attached and of which this ADDENDUM is a part (hereinafter referred to as "the settlement agreement"), further recite, warrant, represent and agree as follows:

Claimant understands, acknowledges and agrees that:

1.

In reaching the settlement agreement, the parties have given considerable attention to whether Claimant is entitled to Social Security disability benefits pursuant to 42 U.S.C. § 423. It is not the intention of any party to the settlement agreement to shift to Medicare responsibility for payment of medical expenses for the treatment of the injuries that Claimant sustained as result of the incident referenced in the settlement agreement (hereinafter referred to as "the incident"). However, the settlement agreement is intended to foreclose the released parties from responsibility for future payments of any medical expenses and prescription drug expenses related to the incident and Claimant's injuries that Claimant sustained as a result of the incident.

2.

The released parties have expressly denied all liability for any damages as a result of the incident and dispute the reasonableness and necessity of past and future medical treatment and expenses allegedly incurred regarding Claimant's injuries resulting from the incident.

3.

Because Claimant's injuries resulting from the incident were sustained on or after December 5, 1980, the sections of the Social Security Act known as the Medicare Secondary Payer ("MSP") law (42 U.S.C. Section 1395y[b]) and federal regulations adopted by the federal government to implement this law (including 42 C.F.R. Part 411) have been considered by the parties. These laws and regulations are collectively referred to herein as the "MSP provisions." Detailed information regarding the MSP provisions is available at the Centers for Medicare & Medicaid Services website at http://www.cms.hhs.gov/; a summary of the Medicare Secondary Payer Recovery Claim Process is available at http://www.cms.hhs.gov/MSPRecovClaimPro/.

4.

Pursuant to the MSP provisions, Medicare is not required to make and does not make payment for covered items or services to the extent that payment has been made, or can reasonably be expected to be made, under a liability insurance policy or plan. Liability insurance means insurance (including a self-insured plan) that provides payment based on legal liability for injury or illness or damage to property, and includes, but is not limited to, automobile liability insurance, uninsured motorist insurance, underinsured motorist insurance, homeowners' liability insurance, malpractice insurance, product liability insurance, and general casualty insurance.

5.

However, pursuant to the MSP provisions, under certain circumstances, Medicare may make conditional payments which are conditioned on reimbursement to Medicare to the extent that payment with respect to the same items or services could have been made under a liability insurance policy or plan. These conditional payments are subject to later recovery by Medicare if there is a settlement, judgment, award or other payment.

6.

Regarding these conditional payments, Medicare has a statutory direct right of recovery, a right that takes precedence over the claims of any other party, from anyone, including but not limited to the Medicare beneficiary, who receives payment directly or indirectly from the proceeds of a liability insurance payment, as well as from the liability insurer or plan making the payment. A failure to fully comply with the MSP provisions can result in a recovery action by Medicare seeking reimbursement of Medicare payments that Medicare was not required to make and penalties. 42 C.F.R. §411.24.

7.

It is the understanding of the parties that the MSP provisions do not apply, and that compliance with these provisions is not required, regarding Claimant's claim for injuries which is the subject of the settlement agreement as Claimant has expressly represented and warranted, and hereby again expressly represents and warrants, that:

a.	Medicare has made no conditional payments for any medical expense or prescription drug expense related to Claimant's injuries sustained in the incident.

b.	Claimant is not, nor has Claimant ever been, a Medicare beneficiary.

c.	Claimant is not currently receiving Social Security Disability Benefits.

d.	Claimant has not applied for Social Security Disability Benefits.

e.	Claimant has not been denied Social Security Disability Benefits.

f.	Claimant has not appealed from a denial of Social Security Disability Benefits.

g.	Claimant is not in End Stage Renal Failure.

h.	Claimant does not expect to become eligible for Medicare benefits within the next 30 months.

i.

No liens, including but not limited to liens for medical treatment by hospitals, physicians, or medical providers or suppliers of any kind, have been filed regarding the treatment of Claimant's injuries sustained as a result of the incident.

8.

Claimant is aware that each liability insurer paying the settlement is relying on Claimant's representations and warranties stated in Paragraph 7, and each of them, and that each such insurer reasonably expects that each such representation and warranty by Claimant is true.

Claimant is of sound mind and body and fully capable of reading and understanding this ADDENDUM. Claimant understands the consequences of Claimant's failure to comply with the MSP provisions referenced in this ADDENDUM.

Done in                 County, of                 State this                 day of the month                 in the year                .

JEFF McCOLLUM

STATE OF                                                        §

                                                                           §

COUNTY OF                                                    §

Before me, the undersigned notary public in and for said state, on this day personally appeared               , known to me to be the person whose name is subscribed to the foregoing instrument, who acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this the                 day of the month                 in the year                .

NOTARY PUBLIC

IN AND FOR THE STATE OF

My Commission Expires: _______________

EXHIBIT D

CALL & JENSEN

A Professional Corporation

Jon E. Jensen, Bar No. 66315

David R. Sugden, Bar No. 218465

J. Randall Boyer, Bar No. 290003

610 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Tel:     (949) 717-3000

Fax:     (949) 717-3100

dsugden@calljensen.com

rboyer@calljensen.com

Attorneys for Defendant and Cross-Complainant

Jeff McCollum

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF ORANGE

ACCELERIZE INC., a Delaware Corporation, Plaintiff, vs. JEFF MCCOLLUM, an individual, and DOES 1-20, inclusive, Defendants.

Case No.30-2015-00772908-CU-BC-CJC

(Related to Case No. 30-2015-00773093-CU-NP-CJC, McCollum v. Accelerize)

Assigned for all purposes to:

Hon. Frederick P. Horn, Dept. C31

STIPULATION TO A SETTLEMENT AND TO HAVE COURT RETAIN JURISDICTION TO ENFORCE SETTLEMENT; AND [PROPOSED] ORDER THEREON

JEFF McCOLLUM, an individual, Cross-Complainant, vs. ACCELERIZE INC., fka ACCELERIZE NEW MEDIA INC., dba CAKE MARKETING, a Delaware corporation; and ROES 1-50, inclusive, Cross-Defendants.	FILED UNDER SEAL Complaint Filed:February 23, 2015 Trial Date:February 27, 2017

Plaintiff and Cross-Defendant Accelerize Inc. (“Accelerize”) and Defendant and Cross-Complainant Jeff McCollum (“McCollum”)(hereinafter collectively, “the parties”), hereby stipulate and declare as follows:

1.     Accelerize filed a civil lawsuit against McCollum styled Accelerize Inc. v. Jeff McCollum, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00772908-CU-BC-CJC (the “Accelerize Action”). Accelerize claims in that Action that it is entitled to damages for fraud, breach of contract, breach of fiduciary duty, misappropriation of trade secrets and violation of the Computer Fraud and Abuse Act. On or about May 29, 2015, McCollum filed a cross-complaint against Accelerize in the Accelerize Action claiming that he is entitled to declaratory relief and damages for breach of contract (the “Cross-Complaint”).

2.     McCollum filed a civil lawsuit against Accelerize styled Jeff McCollum v. Accelerize Inc., fka Accelerize Media Inc., dba Cake Marketing, on or about February 23, 2015, in Orange County Superior Court, Case No. 30-2015-00773093-CU-NP-CJC (the “McCollum Action”) (the “Accelerize Action,” “Cross-Complaint,” and “McCollum Action” are referred to collectively as the “Actions”). McCollum claims in the McCollum Action he is entitled to declaratory relief and damages for alleged violation of California Commercial Code §8401 and breach of fiduciary duty arising from Accelerize’s delay in removing a restrictive legend from a share certificate representing 1.89 million shares of Accelerize stock owned by McCollum.

3.     On or about November 14, 2016, McCollum and Accelerize entered into a Confidential Settlement Agreement and Release (“Agreement”) resolving all claims in the Actions. As part of the Agreement, Accelerize agreed to pay McCollum two million seven hundred thousand dollars (“2,700.000.00) (the “Settlement Sum”) in the amount of one million dollars ($1,000,000.00) (the “Initial Payment”), plus one million seven hundred thousand dollars ($1,700,000.00) payable in forty-eight (48) equal monthly payments (the “Installment Payments”).

4.     Pursuant to Code of Civil Procedure section 664.6, the parties request the Court to retain jurisdiction over this case, and the parties, until after the Agreement is performed in full for purposes of enforcing the Agreement. This includes tolling any applicable statute, rule, or court order affecting timely prosecution of the Actions.

5.      The parties hereby warrant and guaranty that each person whose signature appears hereon has been duly authorized and has full authority to execute this Stipulation on behalf of each of the parties hereto. This Stipulation may be executed in one or more counterparts.

ACCELERIZE INC.

DATED: November____, 2016	By:

DATED: November____, 2016	By:
JEFF McCOLLUM

LEWIS BRISBOIS BISGAARD & SMITH LLP

DATED: November____, 2016	By:
William Archer
Attorneys for Accelerize Inc.

CALL & JENSEN

DATED: November____, 2016	By:
David R. Sugden
Attorneys for Jeff McCollum

[PROPOSED] ORDER

Based on the stipulation of the parties, it is hereby ordered that the Court shall retain jurisdiction over the Actions, and the parties to it, until full performance of the terms of the settlement have been accomplished for purposes of enforcing the terms of the settlement.

IT IS SO ORDERD:

DATED:	By:
Hon. Frederick P. Horn
Superior Court Judge